Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ANNOUNCES EXERCISE OF OPTION TO PURCHASE AN ADDITIONAL $25
MILLION OF 1.0% SENIOR CONVERTIBLE NOTES

CAMBRIDGE, MA, January 7, 2004 — Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that the initial purchaser of its $175 million in principal amount of 1.0% Senior Convertible Notes due December 15, 2033 has exercised its option to purchase an additional $25 million aggregate principal amount of the convertible notes. The Company expects the closing of the sale of the additional convertible notes to occur on January 9, 2004.

The convertible notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S of the Securities Act. The convertible notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the convertible notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States or any state or to any U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Akamai

Akamai® – The Business Internet, is the world’s largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai’s services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai’s industry-leading services, matched with world-class customer care, are used by hundreds of today’s most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management, including the expected closing of the sale of the additional purchase of the convertible notes, that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including any failure to close the sale of the notes referenced above and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

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